Contact:  Christine S. Fowler
                                                          Phone:  (314) 576-3393
                                                            Fax:  (314) 576-3434
                                                            600 Kellwood Parkway
                                                         Chesterfield, MO  63017


                        KELLWOOD COMPANY (NYSE) COMPLETES
                             MERGER WITH KORET, INC.

ST. LOUIS, Missouri, April 29, 1999   Kellwood Company (NYSE) announced the
completion of the merger with Koret, Inc., according to Hal J. Upbin, Kellwood president and chief executive officer. Shareowners of both companies have voted in favor of the transaction, and the certificate of merger has been filed with the Delaware Secretary of State to be effective April 30, 1999.

     Koret, Inc., with sales of approximately $300 million, is a leading designer, manufacturer and marketer of moderately priced women's coordinated sportswear. The company markets apparel principally under the Koret(R), Napa Valley(R) and Jax(R) brand names. Sold throughout the United States and Canada, the brands can be found in department and specialty store channels of distribution.

     In addition to its successful sportswear business, Koret also markets accessories through its New Campaign division, which produces men's and women's belts and small leather goods under a licensing agreement for a well-known designer. Koret also operates a number of retail outlet stores throughout the United States.

     Kellwood issued 5,241,000 new shares to acquire Koret, and the transaction will be accounted for as a pooling of interests. Koret's management team of Martin J. Granoff, vice chairman, and Steven Rudin, president and chief executive officer, will remain with the company serving in these capacities.

     Kellwood Company (NYSE: KWD) is a leading marketer, merchandiser and manufacturer of apparel and recreational camping products. For more about Kellwood, visit the Company's web site at www.kellwood.com.

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